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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 333-20343 of Separate Account A of Union Security Life Insurance Company of New York on Form N-4, of our report dated February 18, 2009, relating to the statements of assets and liabilities of Separate Account A of Union Security Life Insurance Company of New York as of December 31, 2008, and the related statements of operations and changes in net assets for the respective stated periods then ended, appearing in the Statement of Additional Information, which is part of and is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
November 12, 2009